Exhibit 99.1

News Release

IPSCO ANNOUNCES APPROVAL OF SHARE REPURCHASE PROGRAM

[Lisle, Illinois] [May 4, 2006] – IPSCO Inc.’s (NYSE/TSX:IPS) Board of Directors has authorized a share repurchase program, by way of a normal course issuer bid through the facilities of the Toronto Stock Exchange, of up to 10% of the public float of its common shares, or approximately 4.7 million shares. As of April 24, 2006, the Company had 48,076,018 shares outstanding. Any purchases under the bid will be made during the period from May 9, 2006 to May 8, 2007, and will be made at the prevailing market price at the time of purchase and subject to regulatory considerations. Common shares purchased under this bid will be cancelled.

During the 12-month period of IPSCO’s previous normal course issuer bid ending March 15, 2006, the Company purchased an aggregate of 2,754,100 common shares at an average price of U.S. $48.23 per share, with the last purchase occurring on December 15, 2005.

“The repurchase program will allow IPSCO to opportunistically repurchase shares when appropriate as part of the Company’s overall strategic objectives, without reducing the liquidity of our shares,” said David Sutherland, IPSCO’s President and Chief Executive Officer.

IPSCO, traded as “IPS” on both the New York Stock Exchange and Toronto Stock Exchange, operates steel mills at three locations and pipe mills at six locations in the United States and Canada. As a low cost North American steel producer, IPSCO has a combined annual steel making capacity of 3,500,000 tons. The Company’s tubular facilities produce a wide range of tubular products including line pipe, oil and gas well casing and tubing, standard pipe and hollow structurals. Steel can also be further processed at IPSCO’s five temper leveling and coil processing facilities.

This news release contains forward-looking information with respect to IPSCO’s operations and beliefs. Actual results may differ from these forward-looking statements due to numerous factors, including, but not limited to: weather conditions affecting the oil patch; drilling rig availability; demand for oil and gas; supply, demand and price for scrap metal and other raw materials; supply, demand and price for electricity and natural gas; demand and prices for products produced by the Company; general economic conditions; and changes in financial markets. These and other factors are outlined in IPSCO’s regulatory filings with the Securities and Exchange Commission and Canadian securities regulators, including those in IPSCO’s 2005 Form 10-K, and its MD&A, particularly as discussed under the heading “Business Risks and Uncertainties”.

Company Contact:

Tom Filstrup, Director of Investor Relations

Tel. 630.810.4772

tfilstrup@ipsco.com

Release #06-12

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